Exhibit 99.1

NitroMed, Inc. Reports Financial Results for Fourth Quarter and Full Year 2004

-Conference Call March 10 at 5:00 PM ET-

Lexington, MA., March 10, 2005 - NitroMed, Inc. (NASDAQ: NTMD), today reported financial results for the fourth quarter and the year ended December 31, 2004.

Total revenue for the year ended December 31, 2004 was $16.5 million compared to $12.8 million for the same period in 2003. The increase in revenue in 2004 is primarily attributable to the termination of a collaboration agreement with Merck and the recognition of all remaining, previously deferred license revenue under that agreement, as well as an increase in license revenue related to the December 2003 extension of our agreement with Boston Scientific. Total revenue for the quarter ended December 31, 2004 was $9.5 million compared to $7.2 million for the same period in 2003.

Research and development expense for the year ended December 31, 2004 was $28.0 million compared to $18.9 million for the same period in 2003. The increase in research and development expense is a result of higher expenses directly related to the confirmatory phase III clinical trial of our lead product candidate, BiDil, including costs associated with the July 2004 halt of the trial, ongoing clinical trial expenditures, and the completion and resubmission of the new drug application for BiDil with the FDA. We also incurred greater costs in 2004 relating to additional headcount, non-cash stock-based compensation charges, expenses relating to future manufacturing supplies and services for the BiDil product candidate, and higher consulting and supplies costs. For the quarter ended December 31, 2004, research and development expense was $9.2 million compared to $5.2 million for the same quarter in 2003.

General and administrative expense for the year ended December 31, 2004 was $19.6 million compared to $3.1 million for the same period in 2003. The increase in general and administrative expense is due to increased sales and marketing costs in connection with preparation for the potential launch of BiDil, an increase in headcount, higher legal and consulting costs, and increased infrastructure and operating costs for the Company’s first full year as a public company. For the quarter ended December 31, 2004, general and administrative expense was $10.4 million compared to $1.2 million for the same quarter in 2003.

The Company’s net loss attributable to common shareholders for the year ended December 31, 2004 was $29.8 million or $1.14 per basic and diluted share compared to $30.9 million or $6.95 per basic and diluted share for the same period in 2003. The Company’s net loss attributable to common shareholders for the quarter ended December 31, 2004 was $9.7 million or $0.36 per basic and diluted share compared to a net loss of $10.5 million or $0.71 per basic and diluted share for the same quarter in 2003.

At December 31, 2004, the Company had cash, cash equivalents and marketable securities of $142.4 million.

NitroMed’s corporate achievements for 2004 include:

•                  The early termination of the African American Heart Failure Trial, or A-HeFT, based on the unanimous recommendation of the independent Data and Safety Monitoring Board due to the significant survival benefit seen with patients receiving BiDil in addition to standard heart failure therapy compared to the placebo group who received only standard heart failure therapy

•                  The presentation of the A-HeFT data, including a demonstrated 43% survival benefit for patients receiving BiDil, at the American Heart Association Annual Sessions

•                  The publication of the A-HeFT results in the New England Journal of Medicine

•                  The American Heart Association’s ranking of BiDil and A-HeFT number 2 on their Top 10 list of cardiovascular achievements for 2004

•                  The completed resubmission in December of the new drug application for BiDil to the FDA

•                  The addition of senior sales and marketing executives to the NitroMed management team and the recruitment of an experienced, specialized cardiovascular sales force for the planned BiDil launch, subject to FDA approval

•                  The relocation to our new state-of-the-art 52,000 square foot R&D and corporate headquarters facility in Lexington, Massachusetts

•                  The completion of a follow-on public offering of NitroMed common stock, raising net proceeds of $81.8 million to support the planned commercialization of BiDil, subject to FDA approval, and general corporate purposes

“2004 was a landmark year for NitroMed, highlighted by the earlier-than-planned completion of the A-HeFT trial and the successful resubmission of the new drug application for BiDil. We look forward to building on this progress in 2005 as we seek to take NitroMed to the next level of commercialization with the potential launch of BiDil, subject to approval by the FDA,” commented Michael D. Loberg, Ph.D., President and CEO of NitroMed.

Conference Call Information

NitroMed will host a webcast and conference call to discuss 2004 fourth quarter and full year financial results on Thursday, March 10, 2005 at 5:00 pm Eastern Time.

This call is being webcast and can be accessed live or via archive beginning 2 hours after the call on NitroMed’s website at www.nitromed.com.

In the United States, the call can also be accessed by dialing 800-261-3417. The international dial-in number is 617-614-3673. The participant pass code is 20445346 for both numbers.

An audio replay of the call will be available immediately following the call by dialing 888-286-8010 in the US and 617-801-6888 internationally. The replay pass code is 52481213 for both numbers.

About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company focused on the research, development and commercialization of proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide. The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both new pharmaceuticals, as well as safer, more effective versions of existing drugs. Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. BiDil, the Company’s lead product candidate, is an orally administered nitric oxide-enhancing medicine being developed for the treatment of heart failure in African Americans. Corporate collaborations are also an element of the Company’s business strategy, and NitroMed has an agreement with Boston Scientific to jointly develop nitric oxide-enhanced cardiovascular stents.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements regarding the expected benefit of BiDil for African American heart failure patients, the Company’s ability to build on its 2004 achievements in 2005, the Company’s ability to successfully launch and commercialize BiDil if the FDA approves BiDil, as well as any statements containing the words “believe,” “anticipate,” “plan,” “expect,” “will,” “may,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties or delays relating to required regulatory approvals to market and sell BiDil and to develop, market and sell the Company’s other products under development; the Company’s ability to develop or successfully contract for and maintain the sales, marketing and manufacturing competencies required to launch BiDil and any other product candidates for which it may receive regulatory approval; the Company’s ability to successfully complete clinical trials of its products under development; the Company’s dependence on corporate collaborators, including Boston Scientific Corporation, to develop, manufacture, market and sell products based upon its technologies; the Company’s failure to obtain or maintain intellectual property protection and required licenses for its technologies and products under development; the Company’s ability to obtain the substantial additional funding required to conduct research and development, manufacturing, marketing and sales of its products under development; and other factors discussed in its Annual  Report on Form 10-K for the year ended December 31, 2004, which is filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS

As of December 31, 2004 and 2003

	December 31, 2004	December 31, 2003
ASSETS

Cash and marketable securities	$142,367	$97,088
Other assets	6,990	2,082

Total assets	$149,357	$99,170

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$12,345	$10,446
Long term portion of deferred revenue	—	6,925
Stockholders’ equity	137,012	81,799

Total liabilities and stockholders’ equity	$149,357	$99,170

CONDENSED STATEMENTS OF OPERATIONS

For the three months and year ended December 31, 2004 and 2003

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)
Revenues:
Research and development	$9,464	$7,193	$16,458	$12,775

Operating expenses:
Research and development	9,164	5,189	27,995	18,907
General and administrative	10,439	1,211	19,591	3,114

Total operating expenses	19,603	6,400	47,586	22,021

Income (loss) from operations	(10,139)	793	(31,128)	(9,246)

Other income, net	423	186	1,355	477

Net income (loss)	(9,716)	979	(29,773)	(8,769)

Deemed dividends related to beneficial conversion features of redeemable convertible preferred stock	—	(11,001)	—	(19,357)

Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(464)	—	(2,794)

Net loss attributable to common stockholders	$(9,716)	$(10,486)	$(29,773)	$(30,920)

Net loss per common share, basic and diluted	$(0.36)	$(0.71)	$(1.14)	$(6.95)

Average common shares outstanding, basic and diluted	27,115	14,697	26,152	4,447